Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Pricing of Secondary Offering of Common Stock

Oxford, CT – April 11, 2006 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the pricing of a secondary offering of 7,817,000 shares of common stock at $20.50 per share. The offering was made by an underwriting syndicate led by Merrill Lynch & Co. as the sole book-running manager, KeyBanc Capital Markets as co-lead manager and Robert W. Baird & Co. as co-manager.

The secondary offering consists of 1,821,471 shares of common stock offered by the Company and 5,995,529 shares of common stock offered by the selling stockholders. The Company will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Further, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,172,550 shares of common stock at the public offering price to cover any over-allotments.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of RBC Bearings Incorporated, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state or jurisdiction.

The secondary offering is being made only by means of a prospectus. When available, a final prospectus related to the offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 19 facilities located throughout North America and Europe.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com